GROUND LEASE

                               BETWEEN

                     KENTON COUNTY AIRPORT BOARD

                                 AND

                        MESABA AVIATION, INC.

                                 FOR

               HANGAR AND RELATED MAINTENANCE FACILITY



                      *   *   *   *   *   *   *



       THIS AGREEMENT made and entered into in Boone County, Kentucky, as of the first day of September, 1999, by and between KENTON COUNTY AIRPORT BOARD, a local air board and a body corporate and politic created pursuant to the provisions of Chapter 183 of the Kentucky Revised Statutes, hereinafter referred to as the "Board" and MESABA AVIATION, INC., d/b/a Mesaba Airlines, a Minnesota corporation, authorized to do business in the Commonwealth of Kentucky, hereinafter referred to as the "Company".

       WHEREAS, the Board operates an airport located in Boone County, Kentucky, known as the Cincinnati/Northern Kentucky International Airport;

       WHEREAS, the Company is engaged in the business of transporting passengers and cargo by air and other related activities and desires to construct an aircraft hangar and maintenance facility on the Airport in connection with the Company's business;

       WHEREAS, the Company has requested the Board to provide assistance to the Company in leasing to the Company of an acceptable tract of land at the Airport and issuing its special facilities revenue Bonds for the financing of the Project Facilities, herein defined; and the Board desires to induce the Company to enter into this Ground Lease for the terms and pursuant to conditions, provisions and covenants hereinafter set forth.

       NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

                              SECTION I
                             DEFINITIONS




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



       Unless the context clearly indicates some other meaning, the following words and terms shall, for all purposes of this Ground Lease, have the following meanings:

       "Airport" means the Cincinnati/Northern Kentucky International Airport located in Boone County, Kentucky, together with any improvements thereto or enlargements thereof and all functionally related and subordinate facilities related thereto.

       AApplicable Laws@ means all laws, ordinances, orders, rules and regulations of all Federal, state and municipal governments and the appropriate departments, commissions, boards and offices thereof, including the Board, having jurisdiction over the Airport and the Leased Premises, legally applicable to the Company's activities hereunder.

       "Board" means the Kenton County Airport Board, a public and governmental body corporate and politic created pursuant to the provisions of Chapter 183 of the Kentucky Revised Statutes, or, if such entity shall be abolished, the board, body, commission or agency succeeding to the principal functions thereof or to which the powers and duties thereof shall be given by law.

       "Bond" or "Bonds" means the bonds authorized to be issued by the Board at the request of the Company pursuant to this Ground Lease and Indenture.

       ACode@ means the Internal Revenue Code of 1986, as amended to date, and all applicable Treasury Regulations promulgated thereunder.

       "Company" means Mesaba Aviation, Inc., d/b/a Mesaba Airlines, a corporation duly incorporated and existing under the laws of the State of Minnesota and qualified to do business in the Commonwealth of Kentucky or, if such corporation shall merge, consolidate or shall sell substantially all of its assets, the corporation or other entity succeeding to the principal functions thereof.

       "Director of Aviation" or ADirector@ means the Director of Aviation of the Board, or his/her designee.

       AGround Lease@ means this agreement, dated as of September 1, 1999, entered into by and between the Board and the Company, together with all amendments and supplements hereto hereafter made in accordance with the provisions hereof.

       AIndenture @ means the Indenture of Trust dated as of July 1, 1999, between the Board and Norwest Bank, Minnesota, N.A., a national banking association, as Trustee, pursuant to which the Bonds shall be issued.

       ALease Agreement@ means that agreement dated as of July 1, 1999, between the Board and the Company pertaining to the financing of the costs of installation, construction and equipping of the Project Facilities, and any and all modifications, alterations, amendments and supplements to said Lease Agreement.

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       ALeased Premises@ means that parcel of land containing approximately
  515,307.2 square feet leased to the Company hereunder and specifically identified on Exhibit AA@ attached hereto and incorporated herein by reference.

       APersonal Property@ means all furniture and other portable property furnished or used by the Company in its operations hereunder.

       AProject Facilities@ means all improvements acquired, installed or constructed on the Leased Premises by or on behalf of the Company as set forth and identified on Exhibit AB@.

       ARental Commencement Date@ means the first day of the first month next following the earlier of the date the Company commences its business on the Leased Premises or the date twelve (12) months after the date of this Ground Lease.

       ARestricted Use Area@ means that part of the Leased Premises specifically identified on Exhibit AA@ attached hereto and incorporated herein by reference. The Restricted Use Area of the Leased Premises contains approximately 17,982.7 square feet.
       "Term or Term of this Ground Lease" means the term as set forth in
  Section V hereof.

       ATrade Fixtures@ means all appliances, signs and other major equipment or improvements commonly regarded as trade fixtures with a useful life in excess of three (3) years, installed by the Company on the Leased Premises. The term Trade Fixtures shall not include carpeting, floor covering, attached shelving, lighting fixtures other than free standing lamps, or wall coverings. Any item normally defined as a Trade Fixture which is affixed to the Leased Premises in such a manner as to cause structural damage to the Leased Premises upon such item's removal shall be deemed a Fixed Improvement.

                              SECTION II
                           LEASED PREMISES

       A. The Board does hereby devise and exclusively lease unto the Company, and the Company does hereby take from the Board, that parcel of land located on the Airport containing approximately 515,307.2 square feet of land, and including the Restricted Use Area, all as set forth and identified on Exhibit AA@ attached hereto and hereafter referred to as the ALeased Premises@.

       B. The Company shall have the option to enlarge the area of the Leased Premises by adding thereto on or before the expiration of ten (10) years after the commencement of the Rental Commencement Date that parcel of land containing approximately 202,248.2 square feet (the AOption Parcel@), all as set forth and identified on Exhibit AA@ attached hereto
  and incorporated herein by reference.   The Company may exercise the option
  to add such Option Parcel to the area of the Leased Premises by giving

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



  written notice to the Board within such ten (10) year period of the exercise of such option and said parcel shall become a part of the Leased Premises on the first day of the month next following receipt by the Board of Company's written notice of exercise of this option. This option shall expire ten (10) years after the Rental Commencement Date. The rental to be paid by the Company to the Board for such Option Parcel shall be at the same per square foot rental then being paid for the initial parcel being leased hereunder as set forth and described in Section VI hereof, and such parcel as a part of the Leased Premises shall be otherwise subject to the terms and conditions of this Ground Lease. The rental to be paid by the Company for such Option Parcel shall commence on the earlier of (a) the first day of the first month next following the date the Company commences its business on the Option Parcel or (b) the first day of the first month next following the later of the date twelve (12) months after the date of the exercise of such option or the date the Board gives written notice to the Company that the stream referenced in Section III. C. below has been redirected off of the Option Parcel.

       The consideration to be paid by the Company to the Board for this option is as set forth in Section VI B. The Company may upon the giving of not less than thirty (30) days prior written notice to the Board terminate the option herein granted to it to lease the Option Parcel, and the consideration to be paid by the Company to the Board for the terminated option for the period after the date of termination likewise shall terminate.

       3. The Board represents and warrants that it is the owner of the Leased Premises and of the Option Parcel and has the full right and lawful authority to enter into this Ground Lease.

                             SECTION III
                   DEVELOPMENT OF THE LEASED PREMISES BY THE BOARD

       A. The Board shall commence and complete the clearing, grading, draining and improving of the Leased Premises in accordance with documentation entitled AProposal, Contract Documents and Specifications for Mesaba Hangar Site Preparation@ dated January 1999 (the AContract Documents@) which Contract Documents form the basis for a contract to perform such work awarded by the Board to Baker Concrete.

  Changes in the Contract Documents may be made by the Board without the approval of the Company provided that such changes are consistent and in harmony with the development of the Project Facilities on the Leased Premises. All other changes in the Contract Documents shall be made only after approval by the Company, which approval shall not be unreasonably withheld or delayed. The Company shall designate a representative authorized to give approvals on behalf of the Company under the provisions of this Section III which representative shall at all reasonable times be available on the Airport to representatives of the Board.

       B. In consideration of the performance of the construction work on the Leased Premises by the Board as hereinabove set forth, the Company

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  shall at the time of the execution of this Ground Lease pay to the Board the sum of $200,000.

       C. The Board shall, at its sole cost and expense,(1) no later than November 1, 2000, complete the redirection of the stream running through the Leased Premises off of the Leased Premises and,(2) no later than twelve months after receipt of notice by the Board from the Company of the exercise of the Company's option to add the Option Parcel to the Leased Premises, complete the redirection of the stream running through the Option Parcel off of the Option Parcel.


                              SECTION IV
               CONSTRUCTION OF IMPROVEMENTS BY COMPANY

       A. The Company shall, at its own expense and without cost to the Board, commence and complete construction of the Project Facilities, including directly related vehicular parking and other support facilities, fixtures and landscaping, all as set out in Exhibit A
                                                          B@ as it may be
  modified from time to time. The Project Facilities shall be of good material, sound construction, attractive in design and in accordance with the Guidelines For Design and Review of Tenant Facilities established by the Board which are attached hereto as Exhibit AC@ and made a part hereof.

       B. Prior to commencement of construction by the Company on the Leased Premises, the Company shall submit to the Board for written approval, preliminary plans and specifications for the Project Facilities, including the identification of facilities and methods for the handling of Hazardous wastes on the Leased Premises, as well as a schedule for their construction. The Company's plans and specifications shall be subject to approval by the Board, which reserves the right to withhold approval for any and all provisions or portions thereof. Said Board approval shall not be unreasonably withheld.

       C. After approval by the Board of the preliminary plans and specifications for the Project Facilities, the Company shall submit all construction plans as they are developed by the Company and/or its architects, engineers and other professionals for review and written approval by the Director of Aviation of the Board or his designee, which approval shall not be unreasonably withheld. Such plans shall designate the location and boundaries of the various areas in the Project Facilities and the proposed uses thereof. The Company shall not commence construction of any phase of the Project Facilities until the plans applicable to such phase or portion of construction have been approved as set out above.
  After completion of construction on the Leased Premises by the Company, but in no event later than three months after the Company commences use of the Project Facilities on the Leased Premises, the Company shall at its cost furnish to the Board a reproducible set of as-built drawings of the Project Facilities for use by the Board for its purposes in accordance with the guidelines set forth in Exhibit AC@.



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       D.   All construction work, workmanship, materials and installations shall be in substantial compliance with the approved plans and specifications. No changes in the plans or specifications shall be made without the prior written consent of the Director of Aviation or his designee, other than minor and insignificant changes which do not affect the designed use or the structural integrity of the improvements or their appearance.

       E. The Board agrees to cooperate with the Company in regard to the construction and installation of the Project Facilities and any approval required by the Board or any of its members, officers, employees or agents shall be given in a timely fashion so as not to delay or interfere with the progress of the construction work by the Company. Furthermore, all such approvals shall not be unreasonably withheld.

       F. During the period of construction, the Board, at its expense, shall have the right to inspect any or all construction work, workmanship, material and installation involved in or incidental to the construction of the Project Facilities.

       G. If to the extent it is required by Applicable Law, not less than the prevailing hourly rate of wages as determined by the Commissioner of Labor of the Commonwealth of Kentucky shall be paid to all laborers, workers, and mechanics performing work in the Construction of the Project Facilities. Subject to the provisions hereof, in connection with the construction of the Project Facilities and in the exercise of the Company's rights and obligations hereunder, the Company shall not permit a mechanics lien for any labor or materials nor any claim for labor or wages, or penalties in relation thereto, including, but not limited to, claims arising under or by reason of the provisions of Kentucky Revised Statutes
  337.505 through 337.994, inclusive, to attach to or against the Leased Premises or the leasehold interest granted hereunder, or the Board (including within the definition thereof for purposes of this Subsection
  G, the Board's members, officers, agents, servants or employees, individually) and, if any such lien or claim is filed against the Leased Premise or the leasehold interest granted hereunder or made against the Board, the Company shall protect and save the Board harmless against any loss, liability or expense whatsoever by reason thereof and shall proceed with or defend, at its own expense, such action or proceeding as may be necessary to remove the lien or satisfy the claim, notwithstanding any other provision contained in this agreement.

       H. Title to all improvements made to and upon the Leased Premises by the Company will vest in the Board at the expiration of the Term set forth herein or such time as this Ground Lease, including options if exercised, is terminated.

    Notwithstanding the foregoing, in the event Bonds are issued by the Board, at the request of the Company for the financing of the Project Facilities, title to the Project Facilities shall vest in the Board, pursuant to Section 142 of the Code.


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



                              SECTION V
                                 TERM

       A. Initial Term. This Ground Lease shall become effective as of the date hereof, and shall continue in full force and effect for an Initial Term expiring September 1,2029, unless terminated prior thereto as hereinafter provided.

       B. Extended Term. Upon expiration of the Initial Term of this Ground Lease, and provided that the Company is in compliance with all of the terms and conditions hereof to be performed by the Company, the Company may extend the Term of this Ground Lease for two(2) additional periods of five years each exercisable in the case of each such option by the giving of written notice by the Company to the Board not more than eighteen (18) months nor less than twelve (12) months prior to the expiration of either the initial Term or the applicable renewal term. There shall be no further privilege of renewal of this Ground Lease beyond that specified herein. If the Company fails to renew this Ground Lease for the first renewal term, then the option to renew for the additional renewal term shall terminate.

       C. Modification of Terms. Notwithstanding the foregoing, if Bonds are issued by the Board for financing of the Project Facilities, the initial term and extended terms of this Ground Lease are and shall be automatically modified for a term or terms as set forth in the Lease Agreement; provided that in no event shall the total length of the initial term together with all extended terms extend beyond forty (40) years after the commencement of the Initial Term of this Ground Lease.

                              SECTION VI
                       RENTAL PAYMENTS TO BOARD

       A. Ground Rental for Leased Premises. Commencing on the Rental Commencement Date and continuing on the same day of each and every month thereafter, the Company shall pay to the Board for the use and occupancy of the Leased Premises through the initial term and extended terms of this Ground Lease an annual Ground Rental, payable in monthly installments, based upon the total square footage of the Leased Premises less the square footage of the Restricted Use Area, calculated as hereinafter set forth:

                            ANNUAL RENTAL PER
  RENTAL YEAR               SQ. FT. OF LAND AREA   ANNUAL RENTAL

  Year 1 through 10,            $0.25               $124,331.125
     inclusive

  Year 11 through 20,
        inclusive               $0.32               $159,143.840

  Year 21 through 30,
       inclusive                $0.41               $203,903.045


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




  Year 31 through 35,
inclusive  $0.49               $243,689.005

  Year 36 through
       termination         $0.56               $278,501.720




               B. Fee for Option. In consideration for the option to add an additional parcel to the Leased Premises as set forth under the provisions of paragraph B of Section II above, the Company shall pay to the Board an annual charge, payable in monthly installments, commencing on the Rental Commencement Date based upon the total square footage of the Option Parcel less the square footage of the Restricted Use Area, calculated as hereinafter set forth:


                                      ANNUAL FEE PER
          RENTAL YEAR               SQ. FT. OF LAND AREA   ANNUAL FEE

          Year 1 through 3,         $0.000             $00.00
               inclusive

          Year 4 through 5,        $0.075          $15,168.62
             inclusive
          Year 6 through 10,        $0.125
               inclusive

            Said annual charge payable for the option shall be paid to and until the date that the Company commences paying the annual Ground Rental for the Option Parcel under the provisions of paragraph A above of this
  Section VI.

       As used in this Section VI, and elsewhere in this Ground Lease, the term "Rental Year" means a consecutive twelve (12) month period commencing on the Rental Commencement Date and terminating twelve (12) months thereafter, and each consecutive twelve (12) month period thereafter.

       C. In addition to the Ground Rental provided herein to be paid by Company to the Board, the Company shall pay to the Board such rentals and charges as are set forth in the Lease Agreement applicable to the lease of the Project Facilities.

       D. Delinquency Charges. If the Company shall fail to pay, when the same is due and payable, any rent, or amounts or charges as contained in this Ground Lease to be paid by the Company to the Board, such unpaid sums shall bear interest from the due date thereof to the date of payment at the rate which is the lesser of twelve percent (12%) per annum or the maximum interest rate permitted by law.

                                     SECTION VII
                       RIGHT OF ACCESS TO THE LEASED PREMISES


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       A.    The Company, its directors, officers, employees, customers, agents, representatives, guests, contractors, suppliers of materials, furnishers of services and invitees, shall have the non-exclusive right of ingress to and egress from the Leased Premises and such other portions of the Airport to or from which said persons shall reasonably require ingress and egress; provided, however, that such right of ingress and egress shall be subject to the reasonable rules, regulations and requirements of general applicability of the Board as the same may be in effect from time to time.

       B. The Board shall at all times furnish the Company the non-exclusive use of and means of access (suitable to the nature of Company's business and operations) from the Leased Premises to and from the public streets and thoroughfares and to the Airport roadways, ramps, taxiways and runways. The access road, or roads, and taxiways need not be the same throughout the Term of this Ground Lease so long as the Company is provided at all times with a suitable access road or roads and taxiways.

       C. The Board shall manage, maintain and operate the Airport in a prudent manner and shall maintain and operate with adequate and efficient personnel and keep in good repair the Airport and the existing runways, taxiways, common use aprons and roadways and any additions thereto during the term hereof; provided that the Board may, at any time, temporarily or permanently, close or consent to or request (to the extent required by Applicable Laws) the closing of any roadway, taxiway or runway and any other area at the Airport presently or hereafter used as such, so long as a reasonable alternative means of ingress and egress remains available to the Company, its employees, customers, guests, contractors, suppliers of materials, furnishers of services and invitees.

       D. The Board or its designee shall have the right of entry upon the Leased Premises: (i) to examine and inspect the same, (ii) for any purpose connected with the Board's rights or obligations or the Company's obligations hereunder, (iii) to service or post or keep posted thereon notices provided by any law or rules or regulations of the Commonwealth of Kentucky or the United States which the Board deems to be necessary for the protection of the Board or the Leased Premises; and (iv) for all other lawful purposes; provided that in exercising the right of entry pursuant hereto the Board or its designees as the case may be shall not unreasonably interfere with the Company's use, occupancy or operation of the Leased Premises or the Project Facilities.

       E. Without limiting the generality of the foregoing, the Board, by its officers, employees, agents, representatives, contractors and furnishers of utilities and other services, shall have the right for its own benefit, for the benefit of the Company or for the benefit of parties other than the Company at the Airport, to maintain existing and future utility, mechanical, electrical and other systems on the Leased Premises and to enter upon the Leased Premises at all reasonable times to make such repairs, replacements or alterations thereto as required in the determination of the Board and, from time to time, to construct or install such systems over, in or under the Leased Premises for access to other

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



  parts of the Airport, provided that the maintenance, construction and installation of such systems does not unreasonably interfere with the Company's operation of the Project Facilities or the Leased Premises.

       F. Nothing in this Section VII shall, or shall be construed to, impose upon the Board any obligations so to maintain, construct or install such systems or to make repairs, replacements, alterations or additions to the Leased Premises or the Project Facilities, or shall create any liability for any failure to do so.

                                    SECTION VIII
                               USE OF LEASED PREMISES

               A. The Company shall use the Leased Premises specifically for the construction, installation and operation of the Project Facilities to be operated at the Airport as aircraft hangar facilities and functionally related and subordinate aircraft parking ramps and aircraft maintenance and repair facilities in connection with the Company's air transportation business at the Airport and consistent with the provisions of this Agreement. The Project Facility shall be utilized for the maintenance, servicing and storage of Company's aircraft, including companies which are wholly owned subsidiaries of or which have a Acode-share@ arrangement with the Company, and such other purposes and uses as may be approved by the Board in writing, which approval shall not be unreasonably withheld.

       The Company shall comply with the following and shall be permitted to conduct AEngine Run-ups@ as hereafter defined only under the following conditions:

            1. If the required safety measures are taken by the Company to avoid damage from jet blast by constructing and installing appropriate blast fences and/or blast deflectors and on/or a hush house.

            2. Between the hours of 6:00 a.m. and 11:00 p.m. without any acoustical treatment. Between the hours of 11:00 p.m. and 6:00 a.m., unless otherwise approved in writing by the Director of Aviation, acoustical treatment acceptable to the Director of Aviation must be provided if Engine Run-ups other than emergency Engine Run-ups are to be conducted.

            3. The term, AEngine Run-up@ shall mean any operation of an aircraft engine on the Leased Premises for the purpose of determining air worthiness as part of a required maintenance or inspection program and any other operation of an aircraft engine on the Leased Premises above idle power for any purpose, other than taxing of aircraft directly related to flight activities.

            The Leased Premises shall not be used as a Fixed Base Operator or as a general aviation aircraft service facility nor for the providing of services or sales of any type or nature to the general public or to any third parties; provided that nothing herein shall prohibit the Company from providing maintenance and repair sales and services to it's wholly owned

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



  subsidiary companies or airline companies with which it has a Acode share@ arrangement. The Leased Premises shall not be used for providing by sale or otherwise of foods or beverages or for the operation of sales, services or concession stands of any kind or for the furnishing or selling of insurance, banking, car rental, money exchanging, advertising or other commercial service. Nothing contained herein shall prohibit the Company from installing and operating either or both food and beverage service facilities and vending machines for the use of the Company's employees and other persons employed by the Company as independent contractors or the installation and operation of one or more automatic teller machines for the use of Company's employees and other persons employed by the Company as independent contractors; provided that such facilities and machines shall be located in areas that are not visible or accessible to the general public. It is understood and agreed that the operation, leasing and subletting of space and facilities anywhere on the Airport for concession purposes of any type including service or goods to the members of the general public is reserved to the Board.

       B. The Company shall not install or operate any signs on or in the Leased Premises or Project Facilities except such signs as shall have been approved as a part of the plans and specifications approved by the Director of Aviation for the construction of the Project Facilities and such additional signs as may thereafter be approved by the Director of Aviation in writing. This requirement for approval shall not apply to signs located within any building or other structure on the Leased Premises which signs are not visible from the exterior of such building or structure. No antenna, aerial, or satellite dish shall be erected or maintained on the roof or exterior walls of any structure on the Leased Premises or ground of the Leased Premises or on the Airport without in each instance first obtaining the prior written consent of the Director of Aviation.

       C.  The Company shall not:

            1. Store or allow to be placed any non-functional mobile equipment such as carts, tugs, tractors, tractor trailers, box vans and automobiles or any other vehicle or mobile equipment other than in a completely enclosed building; or,

            2. Store any equipment, vehicle or other thing which is not actively or continuously utilized as part of the Company's operation under this Ground Lease other than in a completely enclosed building.

            In place of storage and placement in completely enclosed buildings as required under the provisions of Item 1 and Item 2 above, the Company, with the written approval of the Board, may utilize screening for such storage or placement provided that said screening is located in areas and so constructed that the equipment and other items stored or placed in accordance with Item 1 and Item 2 are not visible from outside of the Leased Premises and appropriate arrangements, approved by the Board, are provided by the Company to prevent the seepage or passage of toxic or hazardous waste or materials off of the Leased Premises or into the sanitary or storm sewer facilities serving the Leased Premises.

       D. Except for the taxiway connector located on the Restricted Use Area, the Company shall use the Restricted Use Area only as a green space and maintain the Restricted Use Area with grass and landscaping. No buildings, paving or other structures shall be located on the Restricted Use Area and no vehicles or other equipment shall be located or stored, permanently or temporarily, on the Restricted Use Area.


       E. The Leased Premises and the Project Facilities located on the Leased Premises shall be used only for the purposes specified in this Ground Lease. The Company shall, at all times, during the Term of this Ground Lease, use the Leased Premises and the Project Facilities located thereon for those purposes.



                                     SECTION IX
                           GENERAL OBLIGATIONS OF COMPANY

       A. Except for the construction being performed by the Board in accordance with Section III hereof, and subject to the provisions of said
  Section III, and to the provisions of Section IX C below, the operation, maintenance and repair of the Leased Premises, including the Project Facilities and all other improvements thereon, shall be the obligation and responsibility of the Company. The Company shall pay, as the same shall become due, all costs and expenses incurred by it in the operation, maintenance and repair of the Leased Premises, including the Project Facilities and all other improvements thereon, and any machinery, equipment or related property substituted for any equipment therein. The Company agrees it will, at its own expense, maintain or cause to be maintained, and will keep or cause to be kept, the Leased Premises, including the Project Facilities and all other improvements and landscaping thereon, in good condition (ordinary wear and tear excepted) and in a reasonably safe condition as its operations permit.

       B. The Company shall at all times keep or cause to be kept the Leased Premises, including the Project Facilities and all other improvements thereon, together with all property of the Company located in or on the Leased Premises, in a clean, neat, orderly, sanitary and presentable condition and appearance and will perform mowing and snow removal on the Leased Premises during the appropriate periods of the year. The Company will not permit any waste or destruction of the runways, taxiways, common use aprons and roadways of the Airport during the term hereof (ordinary wear and tear excepted).

       C. At no cost to the Board, the Company agrees to maintain in a good state of repair and functionality, and make all necessary repairs to the Leased Premises, including the Project Facilities and all other improvements located thereon, including, by way of example, without limitation, the interior and exterior windows, doors and entrances, utility systems (electrical, data, telephone, HVAC), signs, floor coverings, interior walls and ceiling, interior columns, structural improvements, partitions, interior and exterior lighting (including bulbs), electrical equipment and plumbing fixtures. Beginning with the commencement of the Term of this Ground Lease, the Company shall provide each Lease Year, upon request of the Board, written documentation and report to the Board of any preventative maintenance or repair completed by the Company since the time of the furnishing of the prior annual documentation and report. The Company shall keep and maintain the Leased Premises, including appropriate landscaping, in a sanitary and sightly condition. In the event the Company fails to perform any obligation required by this section, within Thirty
  (30) days after written notice from the Board so to do, the Board may enter upon the Leased Premises and perform such obligation, and charge Company the reasonable cost and expense thereof plus twenty (20) percent thereof for administrative overhead. Company shall pay the Board such charge in addition to any other amounts payable by Company pursuant to this Ground Lease. Notwithstanding the provisions of this paragraph C above, the taxiway connector located on the Restricted Use Area shall be maintained and repaired by and at the expense of the Board.

       All repairs done by the Company or on its behalf shall be of first class quality in both materials and workmanship. All repairs will be made in conformity with the Board's specifications and guidelines and with the rules and regulations prescribed from time to time by the Board or any Federal, state, or local authority having jurisdiction over the work on the Leased Premises.

       The Company shall keep and maintain, at its sole expense, such interior maintenance, custodial, and cleaning services as may be necessary to ensure that the interior portions of the Leased Premises are maintained in a clean, neat and orderly fashion.

       D. The Company will pay during the Term of this Ground Lease, as the same respectively become due, all taxes and governmental charges and assessments of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Leased Premises and all improvements thereon or any machinery, equipment or other property installed by the Company therein or thereon.

            The Company may, at its expense and in its own name and behalf or in the name and on behalf of the Board, but only after written notice to the Board, in good faith contest any assessed valuation or the amount or legality of said taxes, assessments and other charges, and in the event that any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom unless the enforcement of any such contested items is so stayed and such stay thereafter expires or unless, by non-payment of any such contested items, any part of the Project Facilities or the Leased Premises will be subject to loss or forfeiture, in which event such taxes, assessments or charges shall be paid promptly or secured by posting a bond, in form satisfactory to the Board, with the Board. The Board will cooperate fully with the Company in any such contest. The Board shall cooperate with the Company in connection with any administrative or judicial proceedings for determining the validity or amount of any such taxes, assessments or other charges or any payments in lieu of taxes and appoints the company to take any action which the Board may lawfully take in respect of such payments and all matters relating thereto and the Company shall bear and pay all costs and expenses of the Board thereby incurred at the request of the Company or by reason of any such action taken by the Company on behalf of the Board.

       E. The Company shall provide a complete and proper arrangement for the adequate sanitary handling and disposal, away from the Airport, of all trash, garbage and other refuse caused as a result of the operation of the Leased Premises.

       F. The Company shall provide and use suitable covered metal receptacles for all garbage, trash and other refuse in or in connection with the Leased Premises. Piling of boxes, cartons, barrels or other similar items, in an unsightly or unsafe manner, on or about the Leased Premises, is forbidden.

       G. The Company shall acquire and pay for all licenses, permits and other similar authorizations as required under federal, state or local laws and regulations insofar as they are necessary to comply with the requirements of this Ground Lease and the rights and privileges extended hereunder. The Company also agrees to repair or pay for all damage to the Board and its property caused by the wrongful or negligent acts or omissions of the Company, its agents, servants, employees or contractors, arising out of the Company's use or occupancy of the Leased Premises.

       H. The Company shall not do anything or permit anything to be done on the Leased Premises, including, but not limited to, the release or disposal of any Hazardous Wastes, which may interfere with the effectiveness or accessibility of the drainage and sewage system, including, but not limited to, the sewage facilities of the Sanitation District No. One with which the Airport sewage system connects, the fire protection system, the alarm system and any existing facilities for the protection of the Airport and the public.

       I. The Company agrees to accept from the Board water for use on the Leased Premises. Such water shall be metered by meters furnished by the Company and the Company shall purchase and take from the Board all of its supply of water used by the Company on the said premises. Unless otherwise agreed, the Company shall pay the Board for such water at the same rates no higher than that permitted to be charged by the Board by the Public Service Commission of the Commonwealth of Kentucky. The Board shall bill Company for the water so consumed on a regular quarter-annual basis and within ten (10) days following the end of each such quarter, and each bill shall be payable within fifteen (15) days after the date of the mailing of such statement.

       J. The Company shall accept from the Board a sanitary disposal connection for sanitary sewage from the Leased Premises and, unless otherwise agreed, the Company shall pay for such sanitary sewage disposal charges made by the Board on a like or similar basis as shall be charged to other users of the same on the Airport property. Said charges shall be billed and paid as set out above in Subsection I above.

       K. The Board may, but shall not be required to, furnish a fiber optics network available at or on the Leased Premises and may, but shall not be required to, permit the Company to make use of such fiber optics network. In the event that the Board provides such fiber optics network and the Company is permitted to make use thereof, the Company shall pay to the Board for such use at the same rates and charges made by the Board on a like or similar basis to other users of the fiber optics network.

       L. Except as set forth above in Subsections I and J, the Company shall obtain all utility services and supplies, such as gas, electricity, telephone, etc. for use on the Leased Premises from the public utilities furnishing same and shall pay directly therefor to such public utilities.

       M. After completion of construction of the Project Facilities contemplated hereunder, the Company shall make no other improvements, additions or alterations upon or about the Leased Premises or the improvements constructed thereon without the prior written consent of the Director of Aviation, which consent shall not be unreasonably withheld. Prior to the construction of such improvements, additions or alterations, the Company shall submit to said Director of Aviation for his approval the preliminary plans and specifications therefor which shall conform to the general architectural scheme and overall plans adopted by the Board for the Airport. All such improvements, additions or alterations constructed by the Company on the Leased Premises, including the plans and specifications therefor, shall conform in all respects to the applicable statutes, ordinances, building code, rules and regulations of such governmental authority as may have jurisdiction. The Director of Aviation's approval given as provided above shall not constitute a representation or warranty as to such conformity, which shall remain the Company's responsibility. The Company, at its own cost and expense, shall procure all permits necessary for such construction. After completion of construction by the Company under the provisions of this Section IX L, but in no event later than three months after commencement by the Company of use of such improvements, additions or alterations, the Company shall at its cost furnish to the Board a reproducible set of as-built drawings of such improvements, additions or alterations for use by the Board for its purposes in accordance with the guidelines set forth on Exhibit AC@ as the same may be from time to time amended by the Board.

       N. The Company shall maintain and keep in a good state of repair all fuel lines, fuel tanks, fuel systems, and related facilities installed by or for the Company on the Leased Premises. The Company shall, during the Term of this Ground Lease, have a sufficient number of trained personnel and procedures for safely storing, dispensing and otherwise handling fuel, lubricants and oxygen used or located on the Leased Premises or used or handled by or for the Company on the Airport including: (1) grounding and fire protection; (2) public protection; (3) control of access to storage areas; and (4) marking and labeling storage tanks and tank trucks, including identification of specific types and fuel octane designations.

       O. The Company shall use its best efforts to prevent unauthorized persons from gaining access to restricted flight and aircraft operational areas through its facilities. In the event that security guards or other similar personnel are required under any federal regulation or otherwise in order to prevent trespass and unauthorized access to flight and aircraft operational areas from the Leased Premises, the costs of such personnel and/or equipment and all expenses related thereto shall be paid by the Company.

       P. All personnel employed by the Company shall prominently display Airport identification badges on their person while on duty or while in areas of the Airport where display of an Airport identification badge is required by Applicable Laws.

       Q. Upon the termination of the Ground Lease, whether by expiration of the Term of this Ground Lease or otherwise, the Company shall surrender the Leased Premises to the Board, including all improvements constructed on the Leased Premises, and the Board may remove all persons and property from the Leased Premises. All non-Bond financed Trade Fixtures and Personal Property of the Company shall remain the property of the Company and shall be removed from the Leased Premises by the Company. If the Company fails to remove such Trade Fixtures and Personal Property from the Leased Premises, at the sole option of the Board, (i) said Trade Fixtures and Personal Property may be stored at a public warehouse or elsewhere at the Company's sole cost and expense; or (ii) title to said Trade Fixtures and Personal Property shall vest in the Board at no cost to the Board.


                                      SECTION X
                                ENVIRONMENTAL MATTERS

               A.  Board responsibilities:

            1. The Board shall be responsible for the removal or mitigation of any contamination on the Leased Premises which violates Federal or state environmental law and for the removal or mitigation of any other environmental condition, i.e. burial grounds, exotic plants, wildlife conditions, etc. on the Leased Premises, which contamination or environmental condition, existed prior to the date of this Ground Lease, and which substantially interfere with the use of the Leased Premises by the Company for the purposes contemplated hereunder, except for such contamination for which the Company is responsible under the provisions of paragraph B of this Section below. The Board shall notify the Company in the event that the Board shall become knowledgeable of any contamination or environmental condition existing on the Leased Premises which may impede the construction of the Project Facilities by the Company.

    2. Upon completion of the work to be performed by the Board in accordance with paragraph A of Section III above and prior to the commencement of the installation of the paving by the Company on the Leased Premises, a Phase One Environmental Audit and related studies as determined necessary by the Board shall be performed on the Leased Premises and on the Option Parcel by an engineering firm retained by the Board and the report thereof shall be available to the Board and Company. Unless otherwise agreed between the Board and the Company, any contamination found to exist on the Leased Premises or the Option Parcel shall be handled subject to the provisions of paragraph A.1 of this Section above and after removal or remedying of the contamination by the Board a supplemental study and report shall be prepared by the engineers to show the removal or remeding by the Board of the contamination. All costs of the Environmental Audit(s) and related studies and reports shall be borne by the Board. Such report(s) by the engineering firm shall be conclusive evidence of the condition of the Leased Premises and of the Option Parcel for purposes of determining the Board's obligations under paragraph A of this Section X and Company's obligations under the provisions of paragraph B below of this Section X.


       B.  Company responsibilities:

            1. The Company covenants and agrees that it will not use, store, maintain, discharge or operate, whether intentionally or unintentionally, on the Leased Premises, in violation of any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses or permits of any governmental authorities, relating to environmental matters (being hereafter collectively referred to as the Environmental Laws), including by way of illustration and not be way of limitation; the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, the Compensation and Liability Act of 1980 and the Toxic Substances Control Act (including any amendments or extensions thereof and any rules, regulations, standards, or guidelines issued pursuant to any Environmental Laws).
  Except in compliance with all Environmental Laws, the Company, its subsidiaries, subcontractors or suppliers, or anyone on the Leased Premises with the consent of the Company shall not discharge "Hazardous Substances" (as defined hereinafter) into the sewer and/or storm water drainage systems serving the Airport, or cause any Hazardous Substances to be placed, held, stored, processed, treated, released or disposed of on or at the Leased Premises. Upon termination of this Ground Lease the Company will, at its sole cost and expense, immediately remove from the Leased Premises all Hazardous Substances and all tanks or other containers which are being used or were used by the Company, its subsidiaries, subcontractors or suppliers, or anyone on the Leased Premises with the consent of the Company, to hold Hazardous Substances, discharged or occasioned from the Company's operations or the operations of any of its subsidiaries, subcontractors or suppliers, or anyone on the Leased Premises with the consent of the Company. "Hazardous Substances" shall mean any material that, because of its quantity, concentration or physical or chemical characteristics is deemed by any federal, state or local governmental authority to pose a present or potential hazard to human health safety or to the environment. Hazardous Substances include, by way of illustration and not by way of limitation, any substance defined as a Ahazardous substance@ or Apollutant@ or Acontaminant@ pursuant to any Environmental Law; any asbestos containing materials; petroleum, including crude oil or any fraction thereof, natural gas liquids; and any other toxic, dangerous or hazardous chemicals, materials or substance of waste(s).

    2. Neither the Company, its members, officers, agents, servants, employees and customers shall cause any Hazardous Substance to be brought upon, kept, used, stored, generated or disposed of in, on, or about the Leased Premises or the Airport, or transported to or from the Leased Premises or the Airport unless such action is in compliance with all applicable Environmental Laws and the Airport's Guidelines and Rules and Regulations. The Company shall be required to keep, at the Leased Premises in an orderly and easily accessible manner, all records evidencing its compliance with all applicable Environmental Laws and the Airport's Guidelines and Rules and Regulations for all Hazardous Substances brought upon, kept, used, stored, generated or disposed of in, on or about the Leased Premises or the Airport, or transported to or from the Leased Premises. The Company shall maintain such records from the date of this Ground Lease until the expiration or termination of this Ground Lease.

    3.  The Company shall indemnify, defend, and hold harmless the
  Board from and against any and all losses arising during or after the date of this Ground Lease and any renewal date as a result of or arising from:
  (a) a breach by the Company of its obligations contained in the preceding Paragraphs B(1) or (2), or (b) any release of Hazardous Substance from, in, on or about the Leased Premises or the Airport caused by any act or omission of the Company, its members, officers, agents, servants, employees and customers, or, (c) the existence of any Hazardous Substance on the Leased Premises.
            4.  Upon reasonable notice, the Director shall have the right but not the obligation to conduct or cause to be conducted an environmental audit or any other appropriate investigation of the Leased Premises for possible environmental contamination or violation of any applicable Environmental Laws or violation of the Airport's Guidelines and Rules and Regulations. The Company shall pay all costs associated with said investigation in the event such investigation shall disclose any Hazardous Substance contamination or violation of Environmental Law or violation of the Airport's Guidelines and Rules and Regulations as to which the Company is liable hereunder unless determined to be caused by any act or omission of the Board, its members, officers, agents, servants or employees.
          .

            5. Prior to the expiration or the earlier termination of this Ground Lease, the Company shall be required to provide documentation, prepared by a firm acceptable to the Director, that the Leased Premises is free of Hazardous Substance Contamination and that the removal of any Hazardous Substance has been done in compliance with the Airport's Guidelines, Rules and Regulations and all applicable laws. Such documentation may require an immediate remediation plan and/or long-term care and surveillance of any contamination identified and an acknowledgment of responsibility and indemnification for any and all losses associated with such contamination.

                              SECTION XI
                            DISCRIMINATION

       The Company, for itself, its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that in the event facilities are constructed, maintained, or otherwise operated on the said property described in this Ground Lease for a purpose for which a Department of Transportation program or activity is extended or for another purpose involving the provision of similar services or benefits, the Company shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.

       The Company for itself, its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree, as a covenant running with the land, (1) that no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that in the Construction of any improvements on, over, or under such land and the furnishing of services thereon, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied benefits of, or otherwise be subjected to discrimination, and (3) that the Company shall use the premises in compliance with all other requirements imposed by or pursuant to Title 49 Code of Federal Regulation (CFR), Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.

       In the event of breach of any of the above nondiscrimination covenants, the Board shall have the right to terminate this agreement and re-enter and repossess said land and the facilities thereon, and hold the same as if said Agreement had never been made or issued. This provision shall not be effective until the procedures of 49 CFR, Part 21, are followed and completed including exercise or expiration of all appeal rights.

       The Company shall furnish its service permitted hereunder on a fair, equal and not unjustly discriminatory basis to all users thereof, and shall charge fair, reasonable, and not unjustly discriminatory prices for each unit of service, provided that the Company may make reasonable and nondiscriminatory discounts, rebates and other similar types of price reduction to volume purchasers.

       The Company assures that it will undertake an affirmative action program if required by 14 CFR, Part 152, Subpart E, to insure that no person shall on the grounds of race, creed, color, national origin, or sex be excluded from participating in any employment activities covered in 14 CFR, Part 152, Subpart E. If required, the Company assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this Subpart.
  If required, the Company assures that it will require that its covered suborganizations provide assurances to the Company that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CFR, Part 152, Subpart E, to the same effect.

       The Company assures that when applicable during the term of this Ground Lease, it will comply with pertinent statutes, Executive Orders, and such rules as are promulgated to assure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or handicap be excluded from participating in any activity conducted with or benefiting from Federal assistance. This provision obligates Company for the period during which Federal assistance is extended to the Airport program, except where federal assistance is to provide, or is in the form of personal property or real property or interest therein or structures or improvements thereon. In these cases, when applicable during the term of this Ground Lease, this provision obligates the Company or its transferee for the longer of the following periods:

       (a) the period during which the property is used by the Board or any transferee for a purpose for which Federal assistance is extended or for another purpose involving the provision of similar services or benefits;

                                    or

       (b) the period during which the Board or any transferee retains ownership or possession of the property.

       The Company hereby assures that it will include the above provisions in all subleases and cause sublessees to similarly include clauses in further subleases.

       As used herein, the term "Department of Transportation" means the United States Department of Transportation.

                                     SECTION XII
                              INDEMNIFICATION OF BOARD

       Each party hereto shall give to the other prompt and timely written notice of any claim made or suit instituted coming to its knowledge which in any way directly or indirectly, contingently or otherwise, affects or might affect either, and each shall have the right to participate in the defense of the same to the extent of its own interests.

       A. The Company shall keep, hold and defend the Board, including all directors, members, officers, agents, servants and employees thereof, harmless from any and all liabilities, losses, suits, judgments, fines, penalties, costs, damages, expense (including cost of suit and reasonable expenses of legal services), claims, demands and causes of actions whatsoever claimed by anyone by reason of injury to or death of any persons or property sustained in, on, or about the Airport, as a result of acts or omissions of the Company, its agents, servants, employees, contractors, suppliers or invitees, or arising out of any operations of the Company upon or about the Airport, excepting such liability as may be the result from the sole negligence of the Board provided, however, that upon the filing of any claim with the Board for damages arising out of incidents for which the Company herein agrees to hold Board harmless, then and in that event, the Board, with which party the claim has been filed, shall notify the Company of such claim and the Company shall have the right to settle, compromise, or defend the same. The Board shall have the right to defend against any such claim, and if the Board elects to do so, the Company shall be responsible, as and to the extent provided in Section XII.C. below, for the Board's reasonable legal fees, costs and expenses in addition to any resulting liability. Any final judgment rendered against Board for any cause for which the Company is liable hereunder shall be conclusive against the Company as to liability and amount, where the time for appeal therefrom has expired. The indemnity provisions set forth herein shall survive the expiration or cancellation of this Ground Lease.

       B. In the event that the Company shall utilize any deicing pad or deicing facility (ADeicing Facility@), located on any ramp or other premises on the Airport owned by or exclusively leased to any person, corporation or entity (AOther Entity@), the Company shall indemnify, defend and hold harmless the Other Entity and against any and all claims, liabilities or damages to persons or property (including, but not limited to, any portion of the ramp facility, deicing facility, or property of such Other Entity) in any manner arising out of or related to said Company's acts or omissions in connection with its use of the ramp facility or the deicing facility. Under no circumstances shall the Other Entity be responsible with respect to claims, liabilities or damages related to or arising out of any deicing or failure to de-ice by the Company's aircraft.
   The Company does hereby release any existing or future claim with respect to such matters. The provisions of this Paragraph shall inure to the benefit of such Other Entity as a third party beneficiary under this Ground Lease.

       C. The Company and the Board, at the special instance and request of the Company, intends to enter into a Service and Technology Agreement with the Kentucky Economic Development Finance Authority (the AAuthority@), a public body corporate and politic created under Section 154.20-010 of the Kentucky Revised Statutes in which Agreement the Board has is required, under certain circumstances, to indemnify the Authority against any and all losses, liabilities, claims, etc. asserted against the Authority in certain circumstances, all as specifically set forth in the Service and Technology Agreement. The Company agrees that it will indemnify and save harmless the Board against any and all losses, liabilities, claims, actions, proceedings, cost and expenses which the Board may incur by reason of the provisions and agreements contained in the Service and Technology Agreement excepting such liability as may be the result from the sole negligence of the Board.

       D. The Board shall promptly notify the Company in writing of any claim or action brought against the Board in respect of which indemnity may be sought against the Company, setting forth the particulars of such claim or action, and the Company will assume the defense thereof, including the employment of counsel, and the payment of all expenses. The Board may employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall not be payable by the Company unless such employment has been specifically authorized by the Company. The Company shall not be liable for any settlements of any action effected without its consent.

       E. The obligation of the Company under this Section XII shall survive the termination of this Ground Lease until such time, unless legal action be sooner filed, as the Kentucky Statute of Limitations period applicable to written contracts shall have expired.

                                    SECTION XIII
                                      INSURANCE

       A.   Insurance - During Construction.

            1. In connection with the construction and installation of the Project Facilities, the Company shall cause to be obtained and maintained, in a company or companies authorized to write insurance in Kentucky, such insurance as will protect the Board, the Company and the Company's contractors performing any portion of the Construction of the Project Facilities from claims set forth below which may arise out of or result from said contractor's operations under any construction or installation contract, whether such operations be by the contractor or by any of its subcontractors or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

         a. Claims under workers' or workmen's compensation, disability benefit and other similar employee benefit acts. Further, contractor shall relieve the Board and the Company from any costs due to accidents or other liabilities mentioned in workers' or workmen's compensation act. Contractor or subcontractors with either an insufficient number of employees or in certain excluded occupational classifications are required to maintain workers' or workmen's compensation coverage on a voluntary basis regardless of the statutory regulations. If a contractor is from a state other than Kentucky, before it begins work on the Project Facilities it shall take whatever measures as are necessary to eliminate conflicts regarding which state's laws shall govern workers' or workmen's compensation claims.

         b. Claims for damages because of bodily injury, occupational sickness or disease, or death of his employees.

         c. Claims for damages because of bodily injury, occupational sickness or disease or death of any person other than his employees.

         d. Claims for damages insured by usual personal injury liability coverage.

         e.    Claims for damages, other than to the Project
  Facilities themselves, because of injury to or destruction of tangible property, including loss of use resulting therefrom.

         f. Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

    2. The insurance required by subsection 1 above, shall be written for not less than the following amounts, or greater if required by law:

         a.   Workmen's Compensation:

              State - Kentucky Statutory

              Employer's Liability - $500,000 each accident

         b. Comprehensive General: coverage limits of not less than $10,000,000 shall be provided. Commercial general liability (CGL) shall be written on ISO Occurrence Form CG 00 01 10 96 (or a substitute form providing comparable coverage) and shall include all major divisions of coverage and be on a comprehensive basis including:

                      Premises, operations

                      Independent Contractors;

                      Products and Completed Operations;

                      Contractual Liability;

                      Owned, non-owned and hired mobile equipment;

  There shall be no endorsement or modification of the policy limiting the scope of coverage for liability arising from explosion, collapse or underground property damage. Products and Completed Operations insurance shall be maintained for three years after issuance of the final certificate for payment.

            3.   Business Auto shall cover the liability arising out of any
  auto (including owned, hired and non-owned).   Automotive liability shall
  be written on ISO Form CA-00-11 (or a substitute form providing comparable coverage) and provide limits not less than $10,000,000 each accident.

            4. Umbrella Excess Liability: The limits of liability outlined in Items b and c may be satisfied by a combination of primary and umbrella liability coverages.

            5. The insurance required by this Subparagraph A shall include contractual liability insurance applicable to the contractor's obligations.

            6. The contractor or the Company shall purchase and maintain property insurance (including boiler and machinery insurance) upon the entire work constituting the Project Facilities at the site in the limits of the Afull insurable value@ of the work. If the insurance obtained in compliance with this is builder's risk, coverage shall be written on a completed value form.

    Such insurance shall be with a company or companies against which the Board has no reasonable objection. This insurance shall include the interest of the Board, the company, the contractor and subcontractors/sub-subcontractors in the work constituting the Project Facilities and shall insure against the perils of fire and extended coverage and shall include Aall-risk@ insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. If the Board is damaged by the failure of the contractor to maintain such insurance and to so notify the Board, then the contractor shall bear all reasonable costs properly attributable thereto, and if he fails so to do, the Company, as between the Board and the Company, shall bear such costs. If not covered under the Aall-risk@ insurance or otherwise provided in the contract documents applicable to construction of the Project Facilities, the contractor or the Company shall effect and maintain similar property insurance on the work stored off the site or in transit when such portions of the work are to be included in an application for payment under the contract. The Board and the Company shall be named as Aloss payees@ as their interest may appear on all policies and certificates.

            The Company and its contractors and subcontractors are also responsible for its construction tools and equipment, whether owned, leased, rented, borrowed or used at the project site. The Company and the Company's contractors (of any tier) shall waive any right of claim for any loss or damage to its tools and equipment.

            7. In order to protect the Board and the Company against any claims which may arise from operations under the construction contract(s), the Board and the Company shall be included as additional insureds on all policies of insurance along with a waiver of Subrogation in favor of the additional insureds. All policies shall provide coverage on a primary basis without right of contribution of any insurance carried by the additional insureds. These changes shall be endorsed to the policies and shall be stated on the certificate of insurance.

            8. Certificates of Insurance acceptable to the Board evidencing existence of valid policies of insurance with coverages specified shall be filed with the Board prior to commencement of work on the Project Facilities. These Certificates shall contain a provision that coverages afforded under the policies will not be cancelled until at least thirty (30) days' prior written notice has been given to the Board.

            9. Each policy shall contain a clause to the effect that no material, adverse modification or change in the policy will be made, nor will such policy be cancelled, non-renewed, or expired without thirty (30) days' prior written notice to the Board and the Company, as evidenced by receipt of registered or certified mail. When any certified insurance (due to the attainment of a normal expiration date or renewal date) shall expire, it is the responsibility of the contractor to supply to the Board and the Company updated replacement Certificates of Insurance that clearly evidence the continuation and scope of coverage as was supplied by the Certificates originally submitted. The contractor shall furnish to the Board and the Company copies of any endorsements that are subsequently issued amending coverage or limits of any policies.

       B.   Property Insurance after Completion of Construction.

            The Company, at all times during the Term of this Ground Lease after Construction is completed on the Project Facilities, at the cost of the Company, shall maintain all risk coverage insurance on all buildings, premises and personal property (other than personal property owned or leased by the Company) located on or constituting the Project Facilities to the extent insurable in an insurance company or companies qualified and authorized under the laws of Kentucky in an amount equal to the full replacement value thereof. All insurance policies shall contain loss payable endorsements in favor of the Board as its interest may appear hereunder. The Company shall furnish to the Board Certificates of Insurance evidencing such coverages issued by the insurance Company(s) providing such policy(s) and further shall notify the Board in the event of cancellation of and/or change of insurance carriers providing such policy(s).

       C.   Liability Insurance - Company.

            1. The Company shall, at its own expense, maintain with insurance underwriters satisfactory to the Board commercial general liability (CGL) insurance covering the Company and the Board, as their interests may appear, against claims for bodily injury, personal injury, death and property damage occurring on, in or about the Leased Premises or the Airport in the amount of the greater of (a) Ten Million Dollars ($10,000,000) or such amount as the Board may from time to time otherwise reasonably require) or (b) the amount of the maximum policy limits for the various liability coverages provided thereunder maintained by the Company from time to time in its discretion.

            2. Such insurance shall provide coverages comparable to commercial general liability (CGL) insurance written on standard ISO occurrence form CG 00 01 10 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury and liability assumed under an insured contract.

            3. If the Company in its operations uses motor vehicles or mobile equipment on the ramps, taxiways or runways of the Airport, the amount of the motor vehicle and mobile equipment liability insurance to be furnished by the Company shall contain the same policy limits as set forth above for CGL. Motor vehicle insurance shall cover liability arising out of an auto (including owned, non-owned or hired autos) while on Airport premises. Motor vehicle insurance shall provide coverage comparable to automobile liability insurance written on ISO form CA 00 01 (or a substitute form providing equivalent coverage).

            4. Worker's Compensation and Employer's Liability: The Company shall, at its own expense, procure its own worker's compensation and employer's liability insurance or be a qualified self-insurer as provided under the rules and regulations of the Commonwealth of Kentucky.

            5. Unemployment Insurance: The Company shall, at its own expense, maintain statutory unemployment insurance protection for all of its employees.

            6. Additional Insureds: All liability policies (except worker's compensation and unemployment insurance) shall include the Board and all of its respective officers, employees and agents as additional insureds. The Board shall have no liability for any premiums charged for such coverage, and the inclusion of the Board as additional insured is not intended to, and shall not, make the Board a partner or joint venturer with the Company in the Company's operations at the Airport.

            7. Evidence of Insurance: The Company shall furnish the Board with certificates evidencing existence of valid policies of insurance with the coverage specified, which certificates shall state that the coverage shall not be amended so as to decrease the protection below the limits specified herein or be subject to cancellation without at least thirty (30) calendar days' advance written notice to the Board. A renewal policy or renewal certificate shall be delivered to the Director at least thirty (30) calendar days prior to a policy's expiration date, except for any policy expiring on the expiration date of this Agreement or thereafter.

            8. General Insurance Provisions: The Company's insurance shall be primary and non-contributory with respect to any other insurance available to or for the benefit of the Board. The Company's insurance provisions shall contain a severability of interest clause. Any deductibles or retentions shall be noted on the Certificate(s) of Insurance evidencing such coverage.

       D.   Waiver of Subrogation.

            Each of the Board and the Company hereby releases the other from any and all liability or responsibility for any loss or damage to property caused by an insured fire or any other insured peril to the extent of any insurance proceeds received by the releaser, even if such fire or other casualty shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible; provided, however, that the Board's and the Company's policies contain a clause or endorsement or policy wording to the effect that any such release shall not adversely affect or impair said policy or prejudice the right of the releaser to recover thereunder; provided further that each of the Board and the Company shall promptly notify the other party in the event of either cancellation or material change in such endorsement or policy wording.

                             SECTION XIV
                 DAMAGE AND DESTRUCTION, CONDEMNATION

       A. In the event that all or any part of a discrete portion of the Project Facilities is destroyed in whole or in part or damaged by fire or other casualty, or title, or the temporary use thereof, shall be taken as a result or in anticipation of the exercise of the power of eminent domain, this Ground Lease shall not terminate.

       If the Company shall elect that the Project Facilities, or discrete portion thereof so damaged, destroyed or taken, not be reconstructed or reequipped, the Company shall at its expense:

            1. Except as to the Project Facilities, or discrete portion thereof taken by eminent domain, remove the debris and level the site as directed by the Board, and

            2. To the extent practical and possible, replace and restore as directed by the Board any walls, doors or other connecting points of any facility or premise to which the Project Facilities or discrete portion thereof not reconstructed and re-equipped was attached or physically connected to their condition existing as of the effective date of this agreement, reasonable wear and tear excepted.

       B. If the whole of the Leased Premises shall be taken by any public authority under the power of eminent domain, or if so much of the Leased Premises shall be taken by any such authority under the power of eminent domain so that the Company cannot continue to operate its business on the Leased Premises, then this Ground Lease shall cease and terminate as of the day possession shall be taken by such public authority and the rent shall be paid up to that day. In the event of a partial taking of the Leased Premises by any public authority that does not cause the termination of this Ground Lease, the ground rental shall be adjusted based on the rate set forth in Article VI(A) and the remaining square feet of the Leased Premises.

                             SECTION XV
                    EVENTS OF DEFAULT AND REMEDIES

       A. Events of Default Defined. The following shall be "events of default" under this Ground Lease and the term "event of default" shall mean, whenever it is used in this Ground Lease, any one or more of the following events:

            1. The Company shall fail to pay when due and owing any installment of rent, or any part thereof provided for in this Ground Lease, and such failure shall continue unremedied for a period of thirty (30) days; or

            2. The Company shall fail to observe or perform any other of the Company's covenants, agreements or obligations hereunder (including, without limitation, the Company's obligation under Section XI hereof) other than those referred to in clause (1) set out above in this Section XV, and such failure shall continue unremedied for a period of sixty (60) days after the Board shall have given to the Company written notice specifying wherein the Company has failed to observe or perform any such covenant, agreement or obligation, plus such additional time as is reasonably required to correct any such failure if the Company has instituted corrective action within such sixty (60) day period and is diligently pursuing the same to completion; or

            3. There shall occur the dissolution or liquidation of the Company, except that the Company may, without constituting an event of default, consolidate with or merge into another corporation or other entity or permit one or more other corporations or other entities to consolidate with or merge into it, or transfer or convey all or substantially all of its property, assets and licenses to another corporation or other entity but only on condition that the corporation or other entity resulting from or surviving such merger (if other than the Company) or consolidation or the corporation or other entity to which such transfer or conveyance is made shall (a) expressly assume in writing and agree to perform all of the Company's obligations hereunder, (b) be qualified to do business in the Commonwealth of Kentucky, and (c) if such corporation or other entity shall not be organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, deliver to the Board an irrevocable consent to service of process in and to the jurisdiction of the Courts of the Commonwealth of Kentucky with respect to any action or suit, in law or in equity, brought by the Board to enforce this agreement. If the Company is the surviving corporation in such a merger, the express assumption referred to in the preceding sentence shall not be required; or

            4. The Company shall file a voluntary petition or institute any proceeding under the United States Bankruptcy Code, either as such code now exists or under any amendment thereof which may hereafter be enacted, or under any act or acts, state or federal, dealing with or relating to the subject or subjects of bankruptcy or insolvency, or under any amendment to such act or acts either as bankrupt, or as an insolvent, or as a debtor, or in any similar capacity, wherein or whereby the Company asks, seeks or prays to be adjudicated a bankrupt, or to be discharged from the Company's debts or obligations, or offers to the Company's creditors to effect a composition or extension of time to pay the Company's debts, or asks, seeks or prays for a reorganization or to effect a plan of reorganization or for a readjustment of the Company's debts, or for any other similar relief; or any involuntary petition in bankruptcy or any other proceedings of the foregoing or similar kind or character shall be filed or be instituted or taken against the Company and shall not be dismissed for a period or ninety
  (90) days; or a custodian or receiver of the Company or of a substantial portion of the property or assets of the Company shall be appointed by any court and shall not be dismissed for a period of ninety (90) days; or the Company shall make a general assignment for the benefit of the Company's creditors or the Company shall enter into an agreement of composition with the Company's creditors; or the Company shall admit in writing its inability to pay its debts generally as they become due; or

            5.   The   Company   shall   abandon   or   vacate   all  or
  substantially all of the Leased Premises for a period of ninety (90) days, other than pursuant to and as permitted by Section XVI hereof.

            6.   The termination of the Lease Agreement for any reason.

                 The provisions of clauses (2) and (5) of this Section XV are subject to the following limitations: if by reason of force majeure the Company is unable in whole or in part to carry out any of its agreements contained herein (other than its payment obligations contained in Section V hereof), the Company shall not be deemed in default during the continuance of such inability. The term "force majeure" as used herein shall mean, without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the Commonwealth of Kentucky or of any of their departments, agencies or officials, or of any civil or military authority; insurrections; riots; landslides; earthquakes; fires; storms; droughts; floods; explosions; breakage or accident to machinery, transmission pipes or canals; and any other cause or event not reasonably within the control of the Company. The Company agrees, however, if practicable, at reasonable cost (in the Company's judgment) and subject to the remaining terms hereof to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements, provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company.

       B. Remedies on Default by the Company. Upon the occurrence of any event of default referred to above in Subsection A and at any time thereafter so long as the same shall be continuing the Board may, at its election, give the Company written notice of intention to terminate this agreement on a date specified in said notice, which date shall not be earlier than thirty (30) days after such notice is given, and if all events of default have not been cured on the date so specified and if curative action has not been commenced in accordance with clause (2) or (4) of Subsection A hereof, the Board may forthwith terminate this Ground Lease, but the Company shall be, and shall remain, liable for all sums then owing by the Company and for all Ground Lease rentals hereunder from such date of termination until the end of the then term of this Ground Lease, and the Board may then reenter and take possession of the Leased Premises as the Board's former estate, and the Company shall forthwith surrender possession of the Leased Premises.

            No waiver, expressed or implied, of default by the Board of any of the terms, covenants or conditions hereof to be performed, kept and observed by the Company shall be construed to be or act as a waiver of any subsequent default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by the Company. The acceptance of rental or the performance of all or any part of this agreement by the Board for or during any periods after default of any of the terms, covenants or conditions herein contained to be performed, kept and observed by the Company shall not be deemed a waiver of any right on the part of the Board to cancel this agreement for failure by the Company to so perform, keep or observe any of the terms, covenants or conditions hereof to be performed, kept and observed.

       C. Notice to Trustee; Right to Cure. Any notice permitted or required to be given under this Section XV by the Board to the Company likewise shall be given by the Board to the Trustee then serving under the Indenture. The Trustee may cure any default of the Company hereunder and a curing by the Trustee of an event of default by the Company shall be deemed a curing by the Company for purposes of this Ground Lease.

                                     SECTION XVI
                               TERMINATION BY COMPANY

       The Company may terminate this Ground Lease in the event that the Board shall fail to observe or perform any of the Board's covenants, agreements or obligations hereunder and such failure shall continue unremedied for a period of sixty (60) days after the Company shall have given to the Board written notice specifying wherein the Board has failed to observe or perform any such covenant, agreement or obligation, plus such additional time as is reasonably required to correct any such failure if the Board has instituted corrective action within such sixty (60) day period and is diligently pursuing the same to completion. Notwithstanding the foregoing, in the event Bonds have been issued by the Board at the request of the Company for the financing of the Project Facilities, prior to termination of this Ground Lease and as a condition thereto, the Company, at its sole expense, must have made arrangements suitable to the Trustee for the redemption of all outstanding Bonds and payment of all costs in connection therewith.

            The provisions of this Section XVI are subject to the following limitations: if by reason of force majeure the Board is unable in whole or part to carry out any of its agreements contained herein, the Board shall not be deemed in default during the continuance of such inability.
  The term " force majeure" as used herein shall mean, without limitation, the following disturbances: acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the Commonwealth of Kentucky or of any of their departments, agencies or officials (other than the Board) or of any civil or military authority; insurrections; riots; landslides; earthquakes; fires; storms; droughts; floods; explosions; breakage or accident to machinery, transmission pipes or canals; and any other cause or event not reasonably within the control of the Board. The Board agrees, however, if practicable, at reasonable cost (in the Board's judgment) and subject to the remaining terms hereof, to remedy with all reasonable dispatch the cause or causes preventing the Board from carrying out its agreements, provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Board.

            No waiver, expressed or implied, of default by the Company of any of the terms, covenants or conditions hereof to be performed, kept and observed by the Board shall be construed to be or act as a waiver of any subsequent default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by the Board. The payment of rentals, charges or fees or the performance of all or any part of this Ground Lease by the Company for or during any periods after default of any of the terms, covenants or conditions herein contained to be performed, kept, or observed by the Board shall not be deemed a waiver of any right on the part of the Company to cancel this Ground Lease as aforesaid for failure by the Board to so perform, keep or observe any of the terms, covenants or conditions hereof to be performed, kept and observed.


                             SECTION XVII
                      ASSIGNMENT AND SUBLETTING

       The Company shall not at any time assign this Ground Lease or any part thereof without the consent in writing of the Board, provided that the foregoing consent shall not be required as to the assignment of this Ground Lease or any rights hereunder to any corporation or entity with which the Company may merge or consolidate or which may succeed to the business or assets of the Company or a substantial part thereof, subject to compliance with Clauses (a) through (c) inclusive of Section XV, subsection A., paragraph 3 above. The Company shall not at any time sublet or underlet the Leased Premises or any part thereof without the written consent in writing of the Board, which consent shall not be unreasonably withheld.
   Any consent of the Board to an assignment of this Ground Lease or any rights hereunder or to any subletting or underletting of the Leased Premises shall further be given only subject to the following conditions:

       1. The assignment or sublease shall not relieve the Company from liability of any of its obligations under this Ground Lease;

       2. The Assignee or Sublessee, as applicable, shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned or sublet;

       3. The Company shall, at least thirty (30) days prior to any such assignment or sublease, provide the Board with written notice thereof and promptly, but in no event later than thirty (30) days after any such event, furnish or cause to be furnished to the Board a true and complete copy of the assignment or sublease; and

       4. So long as any 1999 Series A bonds are outstanding, as such term is defined in the Indenture, the Board shall receive a Favorable Opinion of Bond Counsel (as said terms are defined in the Indenture) in respect to the proposed transaction.

                                    SECTION XVIII
                                    HOLDING OVER

       In the event the Company shall hold over and remain in possession of the Leased Premises after expiration of this agreement without any renewal thereof, such holding over shall not be deemed to operate as a renewal or extension of this agreement but shall only create a tenancy from month to month which may be terminated at any time by the Board.

                                     SECTION XIX
                                RULES AND REGULATIONS

       The Board shall have the right to and may adopt and enforce reasonable rules and regulations with respect to the use of the Airport and facilities thereon which the Company agrees to observe and obey. Specifically, the Board shall have the right to and may adopt and enforce reasonable rules and regulations with respect to the use of the Leased Premises and the exercise by the Company of its rights hereunder in respect to the handling and storing of hazardous articles and materials, as the Board may determine is necessary under the provisions of Federal Aviation Regulations, Part 139, or other regulations which from time to time may be enacted or become required by ruling or other enactment.

                                     SECTION XX
                                NO PERSONAL LIABILITY

       A. No covenant, obligation or agreement of the Board shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Board in other than his official capacity, and neither the members of the Board, any official nor any officer, agent or employee of the Board shall be subject to any personal liability or accountability by reason of the covenants, obligations or agreements of the Board contained in this Ground Lease.

       B. No covenant, obligation or agreement of the Company shall be deemed to be a covenant, obligation or agreement of any present or future director, officer, agent or employee of the Company in other than his official capacity, and neither the directors of the Company nor any officer, agent or employee of the Company shall be subject to any personal liability or accountability by reason of the covenants, obligations or agreements of the Company contained herein.





                                     SECTION XXI
                     LEASEHOLD FINANCING AND RELATED PROVISIONS

       Leasehold Mortgage. The Company shall not mortgage or otherwise encumber this Ground Lease except pursuant to a Leasehold Mortgage as defined in and meeting the terms and conditions set forth in this Section XXI.

       1. Definitions. For purposes of this Ground Lease, the term ALeasehold Mortgage@ shall mean a first mortgage lien to an Eligible Mortgagee with a term not longer than the term of this Lease, on all of the Company's right, title and interest under this Ground Lease, which mortgage has been approved by the Board pursuant to this Section XXI, and which does not exceed the greater of (i) undepreciated amount of improvements encumbered by such mortgage at the time such mortgage is entered into, calculated on a straight line basis and assuming a useful life of 37.9 years or, if Bonds are issued to finance the Project Facilities, (ii) the final maturity date of principal of any Bonds issued, with the consent of the Board, to finance the Project Facilities. The term AEligible Mortgagee@ shall mean the holder of any such Leasehold Mortgage, provided that such holder is either (A) an independent third party, an institutional lender, another lender unrelated to the Company or any related person of the Company or is a lender having a relationship with the Company apart from the loan but only to the extent that the Company demonstrates by a writing contemporaneous with the loan that such lender advanced funds for the purpose of constructing leasehold improvements and then only to the extent of such improvements or (B) in the case of the issuance of Bonds, a duly authorized financial institution having trust powers which is acting in a fiduciary capacity as Trustee for the Board and owners of an issue of Bonds approved by the Board, the proceeds of which will finance the Project Facilities, and in either case (i) has been approved by the Board in the Board's reasonable discretion, and (ii) has provided to the Board a statement of its name and address.

       2.  Consent to Leasehold Mortgage.   Any Leasehold Mortgage approved
  by the Board must be in favor of an Eligible Mortgagee, and shall be subject to the terms and conditions of this Ground Lease, including, but not limited to, the terms and conditions of this Section XXI. The Board shall not, by virtue of any consent to a Leasehold Mortgage or otherwise, be deemed bound by any provision of the Leasehold Mortgage, anything herein or in the Leasehold Mortgage to the contrary notwithstanding. In no event shall the Leasehold Mortgage be deemed to encumber the fee interest of the Board in the Leased Premises, but shall only involve the leasehold estate of the Company therein. The terms and conditions of this Ground Lease shall control and supersede any provision of the Leasehold Mortgage that is inconsistent herewith.

       3.  Foreclosure.   Except as provided in clauses (3), (4) and (5) of
  this Section XXI, an Eligible Mortgagee shall have absolutely no right, whether pursuant to a foreclosure proceeding or otherwise, (i) to enforce by foreclosure or otherwise the Leasehold Mortgage, (ii) to convert or to require the Board to convert the Leased Premises or the Project Facilities to any use other than the qualified airport uses as expressly permitted by this Ground Lease, or (iii) to sell, assign or transfer or cause or permit to be sold, assigned and/or transferred at judicial foreclosure sale or otherwise, the right, title and/or interest of the Company in and under this Ground Lease to any person, firm or entity which has not been approved in writing by the Board in advance of any such sale, assignment and/or transfer. Any such purported sale, assignment and/or transfer of this Ground Lease and/or the Company's right, title and/or interest herein and hereunder, whether pursuant to a judicial foreclosure proceeding or otherwise, in contravention of this Section XXI(3) shall be void and of no force and effect and shall give the Board the right to declare a default under this Ground Lease and to terminate this Ground Lease. It shall be the obligation of the Eligible Mortgagee in any such judicial foreclosure sale to be the successful bidder. Notwithstanding the foregoing, any Eligible Mortgagee acting as a Bond Trustee shall have the authority, obligation, duty and power to use its best efforts to relet and rerent the Project Facilities for the benefit of the owners of the Bonds and for the benefit of the Board, and to cure defaults, as may be provided in the applicable Leasehold Mortgage, which provisions shall and must include that any reletting be subject to (a) approval by the Board, which will not be unreasonably withheld, (b) receipt of an approving opinion of bond counsel as to no adverse effect on the tax exemption of the outstanding Bonds, and
  (c) qualification of any substitute and successor tenancy as an airport facility, under Section 142(A) of the Internal Revenue Code.

       4. Leasehold Mortgage Default. The Eligible Mortgagee shall, contemporaneously with the delivery of same to the Company, deliver notice to the Board of any declaration of the Company's default under the terms and conditions of the Leasehold Mortgage, and thereafter (except in the case of a Bond Trustee which is an Eligible Mortgagee), in the event the Company's rights, titles and interests under this Ground Lease shall be transferred to the Eligible Mortgagee pursuant to the terms of the Leasehold Mortgage, the loan secured thereby, or otherwise, it is expressly agreed that the Eligible Mortgagee shall be deemed to have assumed, and shall be primarily obligated to the Board with respect to performance of, all obligations of the Company under this Ground Lease.

       5.   Right to Deal with Eligible Mortgagee.   Except as provided in
  clauses (3), (4), and (5) of this Section XXI, following receipt by the Board of written notice from the Eligible Mortgagee that (i) the Company has defaulted under the terms and conditions of the Leasehold Mortgage, and
  (ii) that the Eligible Mortgagee has exercised one or more of its remedies and succeeded to the interest of the Company under this Ground Lease, the Board shall thereafter be authorized to deal directly with the Eligible Mortgagee with respect to all right, title and interest of the Company under this Ground Lease. The Company waives any and all rights it may have against the Board with respect to any and all dealings between the Board and Eligible Mortgagee relative to this Lease and pursuant to this clause 5.

       6. Additional Provisions. Except as provided in clauses (3), (4), and (5) of this Section XXI, hereof,

            (i) The Eligible Mortgagee may not sell, negotiate, assign or transfer the obligations secured by the Leasehold Mortgage to any other person or entity without first releasing its interest in the Leasehold Mortgage. Any such actions shall be void and of no legal force and effect.

            (ii) The Eligible Mortgagee shall not in any event seek or obtain the appointment of a receiver for the Company and/or the Leased Premises or the Project Facilities, notwithstanding that the right to appointment of a receiver may be authorized under the terms of the Leasehold Mortgage, by statute or common law. Any such actions shall be void and of no legal force and effect.

            (iii) The Company shall provide the Board with a copy of any and each document executed in connection with the obligations secured by the Leasehold Mortgage.

            (iv) The Board and the Company may, without the consent or further joinder of Eligible Mortgagee, enter into any amendment(s) to this Ground Lease which in the sole opinion of the Board are necessary for safe and/or efficient Airport operations.

                               SECTION XXII
             CERTAIN COVENANTS WITH RESPECT TO BOND FINANCING

       The Company acknowledges that the Project Facilities may be financed by the Board at the request of the Company through the issuance of exempt facilities tax-exempt revenue bonds. In order to comply with the requirements of Section 142 and other applicable provisions of the Code with respect to such Bonds, and to enable the Board to properly comply with the Code, the Company acknowledges, agrees and covenants as follows:

       A. The Company cannot claim depreciation or an investment credit with respect to the Project Facilities and by the execution hereof makes an irrevocable election (binding on the Company and all successors in interest under this Agreement) not to claim depreciation or any investment credit with respect to the Project Facilities, which shall be binding on the Company and any assignee or sublessee of the Company. The Company shall reaffirm such waivers in the Bond documentation.

       B. The lease term (as defined in Section 168(i)(3) of the Code) of this Agreement is not more than 80 percent of the reasonably expected economic life of the Project Facilities (as defined under Section 147(b) of the Code.

       C.   The Company will have no option to purchase the Project
  Facilities.

       D. In order to enable the Bonds to be issued, the Company, upon request by the Board, will provide to the Board, in such detail as is requested by or on behalf of the Board, information regarding the nature, identification, character, function and use of Project Facilities to be financed by the Bonds, the estimated or actual costs of the Project Facilities, the weighted average useful lives of the Project Facilities, and other related data, together with such certificates and legal opinions of the Company as may be so requested.

                                    SECTION XXIII
                                 GENERAL PROVISIONS

       A. Rights Cumulative. Each right of the parties hereto is cumulative and in addition to each of the other legal rights that a party may have in the event of a default of the other.

       B. Captions. The captions in this Ground Lease are for convenience or reference only and shall in no way define, limit or describe any of the provisions of this Ground Lease.

       C. Nonwaiver of Rights. No waiver of breach by either party of any of the terms, covenants, and conditions hereof to be performed, kept, and observed by the other party shall be construed as, or shall operate as, a waiver of any subsequent breach of any of the terms, covenants, or conditions herein contained, to be performed, kept, and observed by the other party. No notice shall be required to restore time of the essence.

       D. Notices. Notices required herein may be given by registered or certified mail, return receipt requested, by depositing the same in the United States mail in the continental United States, postage prepaid. Either party shall have the right by giving written notice to the other, to change the address at which its notices are to be received. Notices to the Board shall be addressed as follows:


  Director of Aviation
  Cincinnati/Northern Kentucky International Airport
  P. O. Box 752000
  Cincinnati, Ohio 45275-2000


  Notices to Company shall be addressed as follows:

  Mesaba Aviation, Inc.
  7501 26th   Avenue South
  Minneapolis, Minnesota 55450
  Attention: Vice President - Administration

  If notice is given in any other manner or at any other place, it will also be given at the place and in the manner specified above.

       E. Severability. In the event any covenant, condition or provision herein contained is held to be invalid by any court of competent jurisdiction, the invalidity of any such covenant, condition or provision herein contained will not affect the validity of any other covenant, condition or provision; provided that the validity of any such covenant, condition, or provision does not materially prejudice either the Board or Company in its respective rights and obligations contained in the valid covenants, conditions or provisions of this Ground Lease.

       F. Agent for Service of Process. It is expressly understood and agreed that if Company is not a resident of the Commonwealth of Kentucky, or is an association or partnership without a member or partner resident of said Commonwealth, or is a foreign corporation, Company will appoint an agent for service of process in the Commonwealth of Kentucky. Due to any failure on the part of said agent, or the inability of said agent to perform, or the Company's failure to appoint an agent when required, Company does hereby designate the Secretary of State, Commonwealth of Kentucky, its agent for the purpose of service of process in any court action between it and the Board arising out of or based upon this Agreement, and the service shall be made as provided by the laws of the Commonwealth of Kentucky for service upon a non-resident. It is further expressly agreed, covenanted, and stipulated that, if for any reason, service of such process is not possible, and as an alternative method of service of process, Company may be personally served with such process out of this State by the registered mailing of such complaint and process to Company at the address set forth herein. Any such service out of this State shall constitute valid service upon Company as of the date of mailing. It is further expressly agreed that Company is amenable to and hereby agrees to the process so served, submits to the jurisdiction, and waives any and all objections and protests thereto, any laws to the contrary notwithstanding.

       G. Waiver of Claims. Company hereby waives any claim against the Board and its officers, agents, or employees caused by any suit or proceedings directly or indirectly attacking the validity of this Ground Lease or any part thereof, or by any judgment or award in any suit or proceeding declaring this Ground Lease null, void or voidable, or delaying the same or any part thereof from being carried out.

       H. Right to Develop Airport. It is further covenanted and agreed that the Board reserves the right to further develop or improve the Airport and all landing areas and taxiways as it may see fit, regardless of the desires or views of Company and without interference or hindrance of same. Nothing contained within this subparagraph H shall be construed, to limit and/or affect, Company's rights in and to the Leased Premises demised hereunder or elsewhere to Company by the Board except as limited by the terms of the lease applicable to said premises.

       I. Incorporation of Exhibits. All exhibits referred to in this Ground Lease are intended to be and hereby are specifically made a part of this Ground Lease.

       J. Incorporation of Required Provisions. The parties incorporate herein by this reference all provisions lawfully required to be contained herein by any governmental body or agency.

       K. Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent, partners, joint venturers, or any other similar such relationship. The parties shall understand and agree that neither the method of payment provided for hereunder, nor any other provision contained herein, nor any acts of the parties hereto creates a relationship other than the relationship of Company as permittee of the Board.

       L. Liability of Agents or Employees. No officer, agent, or employee of the Board or Company shall be charged personally or held contractually liable by or to the other party under the provisions of this Ground Lease or because of any breach thereof or because of its or their execution or attempted execution.

       M. Successors and Assigns Bound. This Ground Lease shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, where permitted by this Ground Lease.

       N. Right to Amend. In the event that the Federal Aviation Administration or its successors requires modifications or changes in this Ground Lease as a condition precedent to the granting of funds for the improvement of the Airport, or otherwise, Company agrees to consent to such amendments, modifications, revisions, supplements, or deletions of any of the terms, conditions, or requirements of this Ground Lease as may be reasonably required.

       O. Representative of the Board. The Director of Aviation shall be designated as the official representative of the Board in all matters pertaining to this Ground Lease and shall have the right and authority to act on behalf of the Board with respect to all action required of the Board in this Ground Lease.

       P. Governing Law. This Ground Lease is governed by the laws of the Commonwealth of Kentucky. Any disputes relating to this Ground Lease must be resolved in accordance with the laws of Kentucky.

       Q. Writing Required. Neither this Ground Lease nor any term or provision hereof may be changed, waived, discharged, or terminated orally but only by an instrument in writing signed by both parties.

       R. Federal Aviation Act. Nothing herein contained shall be deemed to grant the Company any exclusive right or privilege within the meaning of Section 308 of the Federal Aviation Act.

       S. Subordination. This Ground Lease is subject and subordinate to the provisions of any agreement heretofore or hereafter made between the Board and the United States Government relative to the financing, operation, or maintenance of the Airport, the execution of which has been required as a condition precedent to the transfer of rights, money or property to the Board for Airport purposes, or the acquisition or expenditure of funds for the improvement or development of the Airport, including the expenditure of federal funds for the development of the Airport.

       T. The Company represents that it has carefully reviewed the terms and conditions of this Ground Lease, is familiar with such terms and conditions and agrees faithfully to comply with the same to the extent to which said terms and conditions apply to its activities as authorized and required by this Ground Lease.

                             SECTION XXIV
                           ENTIRE AGREEMENT

       The parties hereto understand and agree that this instrument contains the entire Ground Lease between the parties. The parties further understand and agree that neither party nor its agents have made representations or promises with respect to this Ground Lease except as expressly set forth herein and that no claim or liability shall arise for any representations or promises not expressly stated in this Ground Lease. Any other writing or parol agreement with the other party being expressly waived.

                             SECTION XXV
              SUCCESSORS AND ASSIGNS BOUND BY COVENANTS

       All covenants, stipulations and agreements in this agreement shall extend to and bind the legal representatives, successors and assigns to the respective parties hereto.
                             SECTION XXVI
                       MEMORANDUM OF AGREEMENT

       The Company or the Board may have this agreement placed of record.
  In addition, the parties shall at any time hereafter at the request of the Company promptly execute duplicate originals of an instrument, in recordable form, which shall constitute a short form of this agreement, setting forth a description of the Leased Premises, the Term of this Ground Lease and any portion thereof that the Company may request.

                            SECTION XXVII
                             COUNTERPARTS

       This agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

       IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers and their respective seals to be hereunto affixed the day and year first written above.



                                        KENTON COUNTY AIRPORT BOARD



                                        By:_____________________________
          ATTEST:                            Gary R. Bockelman, Chairman




          _______________________
          Sheila R. Hammons
          Secretary-Treasurer
          COMMONWEALTH OF KENTUCKY
          COUNTY OF BOONE

       On this 20 day of September, in the year 1999, before me, Wilbert L. Ziegler, a Notary Public in and for the County and State aforesaid, personally appeared Gary R. Bockelman known to me to be the Chairman of the Kenton County Airport Board, one of the corporations that executed the within instrument; and he acknowledged to me that such corporation executed the same.


                                        _____________________________
                                        NOTARY PUBLIC
                                        My commission expires: 10/8/2002
                                        My jurisdiction is: Kentucky

                                MESABA AVIATION, INC.



                                By:________________________

                                Its: Chief Executive Officer
   ATTEST:



  _______________________



  STATE OF Minnesota

  COUNTY OF Hennepen

       On this 15th day of September, in the year 1999, before me, a Notary Public of such State, duly commissioned and sworn, personally appeared John
  S. Fredericksen, known to me to be the Chief Executive Officer of MESABA AVIATION, INC. and he/she acknowledged to me that such corporation executed the within instrument pursuant to its by-laws or a resolution of its board of directors.

       IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year in this Certificate first above written.


                                     ______________________________
                                     NOTARY PUBLIC
                                     My commission expires:1-31-2000
                                     My jurisdiction is: Minnesota